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[TRANSACT TECHNOLOGIES INCORPORATED LOGO]

                          TRANSACT TECHNOLOGIES REPORTS
                           THIRD QUARTER 2005 RESULTS

Wallingford, CT, November 8, 2005 - TransAct Technologies Incorporated (Nasdaq:
TACT), a leading producer of transaction-based printers for customers worldwide, today announced financial results for the three months ended September 30, 2005.

Revenues for the third quarter of 2005 were $14.2 million, compared to $15.5 million in the same period a year ago. The Company earned net income for the third quarter of 2005 of $0.7 million compared to net income of $1.6 million in the same period of 2004. Earnings per share for the three months ended September 30, 2005 were $0.07 per diluted share compared to $0.15 per diluted share in the same period a year ago. TransAct's financial results for the third quarter of 2005 were consistent with the latest guidance provided on September 6, 2005 for net income in the range of $0.06 to $0.08 per diluted share on revenue in the $14 million range.

Revenues for the nine months ended September 30, 2005 were $38.6 million, compared to $45.3 million in the same period a year ago. The Company earned net income for the first nine months of 2005 of $1.1 million compared to net income of $4.4 million in the comparable year-ago period. Earnings per share for the first nine months of 2005 were $0.11 per diluted share compared to $0.41 per diluted share in the same period a year ago.

GAMING AND LOTTERY

Gaming and Lottery revenue for the third quarter of 2005 was $5.8 million compared to $8.9 million in the same period of 2004. The domestic gaming market remained weak and was impacted further by the effects of Hurricane Katrina and the loss of revenue from one OEM customer as it works through an inventory issue. Despite these issues in the domestic gaming market, the overall gaming market revenue decline was impacted positively by the continued significant growth in international gaming sales. Sales in the international gaming market, excluding lottery, reached $3.1 million in the third quarter, an increase of over 300% from the same period last year and over 100% sequentially. The growth in international gaming revenue, excluding lottery, which reached $5.6 million for the first nine months of 2005, limited the impact of the issues in the domestic market.

Lottery revenue, excluding gaming sales, was down approximately $1.5 million compared to the same quarter of last year due to a purchase by GTECH for the last of the legacy impact printers in the third quarter 2004 that did not repeat in the third quarter of 2005. Overall, orders from GTECH have been down in the first nine months of 2005 compared to the same period of 2004, due to timing of orders as well as from shipments of legacy printers in 2004 that did not recur in 2005. GTECH orders are expected to return to historical levels in 2006.


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POS AND BANKING

POS and Banking revenue was $5.5 million in the third quarter of 2005 compared to $4.0 million in the third quarter of 2004. This growth was primarily attributable to shipments of BANKjet(R) 1500 printers to a top-tier financial services company as announced in June 2005. Excluding banking, POS revenue decreased by 11% in the third quarter of 2005 compared to the third quarter of 2004 due primarily to a decrease in sales of legacy impact printers. However, for the first nine months of 2005, POS revenue, excluding banking, increased by 12% compared to the same period of 2004 reflecting the increasing adoption of TransAct's new line of thermal and inkjet printers and increasing sales in the international markets.

TRANSACT SERVICES GROUP

Revenue from the TransAct Services Group, which includes spare parts, consumables and services, was $2.8 million in the third quarter of 2005, a 9% increase from $2.6 million in the year-ago period. Overall, for the first nine months of 2005, revenue from TransAct Services Group grew 14% over the same period of last year. This growth is largely attributable to the additions the Company made to its sales team and the opening of the west coast services center.

OPERATIONS AND FINANCE

Steven A. DeMartino, Executive Vice President and Chief Financial Officer of TransAct Technologies, commented, "This was another challenging quarter but one in which we continued to execute well against our business strategy. Gross margin for the third quarter of 2005 decreased to 32.2% from 38.1% in the third quarter of 2004 due to the lower level of sales and due to higher component costs in the third quarter of 2005 as we transition from our Model 850 thermal ticket casino printer to our new Epic 950(TM) thermal ticket casino printer. We expect gross margin on the Epic 950(TM) printer will improve in the fourth quarter of 2005, as planned, as we complete the final transition for the sourcing of components from domestic to overseas vendors. Operating expenses were in line with our expectations, and we ended the quarter with $4.5 million in cash and cash equivalents and no debt."

As part of the stock repurchase program authorized by the Company's Board of Directors in March 2005, during the third quarter, the Company repurchased 286,900 shares for approximately $2.1 million, bringing the total buyback as of September 30, 2005 to 408,900 shares, and a total of $3.1 million.

LOOKING FORWARD

Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies, said, "Sales this quarter were impacted by what is happening in our domestic gaming and lottery business unit, which included a one-time order in 2004 that did not repeat this year, a continued customer inventory issue, overall slowdown in the domestic gaming market and the effect of Hurricane Katrina. This is not an ideal set of market conditions but we continue to grow our market share in all our markets. These issues have not dampened our optimistic long-term outlook for TransAct based on growth we are seeing in the rest of our business units and because we expect some of the issues in our domestic gaming and lottery market to end early in 2006. In the interim, to offset the decline in Gaming and Lottery revenue, we continue to pursue initiatives to grow both our domestic and international market share. During the quarter we announced a major deal with JCM American Corporation, the industry leader in currency handling systems. Under our letter of intent, JCM's sales force will offer TransAct's gaming thermal printers in North and South America in combination with JCM's many bill acceptor and currency handling products. On the international front, we continue to have great success in our gaming business, which has grown significantly for the past three consecutive quarters. We continue to see increasing adoption of our Epic 950(TM) thermal printer in key


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international markets including Australia and Europe and have assembled the sales team and infrastructure needed to further grow our market share worldwide."

"Our POS and Services businesses continue to be strong contributors. The key growth initiatives launched earlier this year, which include the introduction of new products, the expansion of international sales across all of our business units and the addition of sales professionals in our TransAct Services Group have positioned TransAct to grow market share and benefit from the return of the domestic gaming market."

Mr. Shuldman concluded, "In the current fourth quarter of 2005, we are experiencing the normal year-end softness of our POS and banking business, and our domestic gaming customers continue to suffer from the after-effects of Hurricane Katrina. We expect revenues for the fourth quarter to be approximately $12.5 million with net income of approximately $0.02 per diluted share. As we look forward to 2006, however, our customers' forecasts and favorable market responses to our 2005 initiatives as outlined above, are pointing toward a year of growth in both revenue and profit."

INVESTOR CONFERENCE CALL/WEBCAST DETAILS

TransAct will review detailed third quarter 2005 results and forward looking guidance during a conference call today at 5:00PM EDT. The conference call-in number is 201-689-8471. A replay of the call will be available from 8:00PM ET on Tuesday, November 8 through midnight ET on Tuesday, November 15 by telephone at 201-612-7415. The account number to access the replay is 3055 and the password is 171456. Investors can also access the conference call via a live webcast on the Company's website at www.transact-tech.com. A replay of the call will be archived on that website for one week.

ABOUT TRANSACT TECHNOLOGIES INCORPORATED

TransAct (Nasdaq: TACT) designs, develops, manufactures and markets transaction-based printers under the ithaca(R) name. In addition, the Company markets related consumables, spare parts and service. The Company's printers are used worldwide to provide receipts, tickets, coupons, register journals and other documents. TransAct focuses on two core markets: point-of-sale (POS) and banking, and gaming and lottery. TransAct sells its products to original equipment manufacturers, value-added resellers and selected distributors, as well as directly to end-users. The Company's product distribution spans across the Americas, Europe, the Middle East, Africa, the Caribbean Islands and the South Pacific. For further information, visit TransAct's web site located at www.transact-tech.com.

CONTACTS:

Steven DeMartino, Chief Financial Officer, 203-269-1198 Ext. 6059 or David Pasquale, 646-536-7006, or Denise Roche, 646-536-7008, both with The Ruth Group

                                      # # #

FORWARD-LOOKING STATEMENTS:

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", "project" or "continue" or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; the ability to recruit and retain quality employees as the Company grows;


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dependence on third parties for sales outside the United States, including
Australia, New Zealand, Europe and Latin America; economic and political conditions in the United States, Australia, New Zealand, Europe and Latin America; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; and the outcome of lawsuits between TransAct and FutureLogic, Inc. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.


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                       TRANSACT TECHNOLOGIES INCORPORATED
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                    Three months ended           Nine months ended
(In thousands, except per share amounts)               September 30,                September 30,
----------------------------------------               -------------                -------------
                                                     2005          2004          2005           2004
                                                   --------      --------      --------       --------
Net sales                                          $ 14,210      $ 15,482      $ 38,592       $ 45,251
Cost of sales                                         9,634         9,585        26,085         28,319
                                                   --------      --------      --------       --------

Gross profit                                          4,576         5,897        12,507         16,932
                                                   --------      --------      --------       --------

Operating expenses:
  Engineering, design and product development           637           643         2,107          1,805
  Selling and marketing                               1,627         1,254         4,523          3,834
  General and administrative                          1,624         1,528         4,578          4,423
                                                   --------      --------      --------       --------
                                                      3,888         3,425        11,208         10,062
                                                   --------      --------      --------       --------

Operating income                                        688         2,472         1,299          6,870
                                                   --------      --------      --------       --------

Other income (expense):
  Interest, net                                          19             4            59             (8)
  Other, net                                              7             4            22              3
                                                   --------      --------      --------       --------
                                                         26             8            81             (5)
                                                   --------      --------      --------       --------

Income before income taxes                              714         2,480         1,380          6,865
Income tax provision                                     40           855           276          2,433
                                                   --------      --------      --------       --------

Net income                                         $    674      $  1,625      $  1,104       $  4,432
                                                   ========      ========      ========       ========

Net income available to common shareholders        $    674      $  1,625      $  1,104       $  4,201

Net income per common share:
  Basic                                            $   0.07      $   0.16      $   0.11       $   0.44
  Diluted                                          $   0.07      $   0.15      $   0.11       $   0.41

Shares used in per share calculation:
  Basic                                               9,817         9,853         9,932          9,483
  Diluted                                            10,078        10,556        10,268         10,278


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                       TRANSACT TECHNOLOGIES INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                               SEPTEMBER 30,  December 31,
(In thousands)                                     2005           2004
                                                 --------       --------
ASSETS:
Current assets:
  Cash and cash equivalents                      $  4,498       $  8,628
  Receivables, net                                  9,366          8,910
  Inventories                                       7,597          8,074
  Refundable income taxes                             510            510
  Deferred tax assets                               2,614          2,370
  Other current assets                                391            586
                                                 --------       --------
    Total current assets                           24,976         29,078
                                                 --------       --------

Fixed assets, net                                   4,100          3,177
Goodwill, net                                       1,469          1,469
Deferred tax assets                                   191            274
Other assets                                          563            101
                                                 --------       --------
                                                    6,323          5,021
                                                 --------       --------
  Total assets                                   $ 31,299       $ 34,099
                                                 ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable                               $  3,559       $  3,804
  Accrued liabilities                               3,188          3,812
  Accrued restructuring                               420            420
  Deferred revenue                                    394            717
                                                 --------       --------
    Total current liabilities                       7,561          8,753
                                                 --------       --------

Accrued restructuring                                 701          1,034
Accrued product warranty                              139            153
Deferred revenue                                      330            444
                                                 --------       --------
                                                    1,170          1,631
                                                 --------       --------
  Total liabilities                                 8,731         10,384
                                                 --------       --------

Shareholders' equity:
  Common stock                                        102            100
  Additional paid-in capital                       19,237         17,401
  Retained earnings                                 8,216          7,112
  Unamortized restricted stock compensation        (1,955)        (1,067)
  Accumulated other comprehensive income              103            169
  Treasury stock, at cost                          (3,135)            --
                                                 --------       --------
   Total shareholders' equity                      22,568         23,715
                                                 --------       --------
                                                 $ 31,299       $ 34,099
                                                 ========       ========


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